This document contains 12 pages. The exhibit index is located on page 6.
As filed with the Securities and Exchange Commission on August 6, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MacDermid, Incorporated
(Exact name of issuer as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0435750 (I.R.S. employer identification no.)

245 Freight Street
Waterbury, Connecticut 06702-0671
(Address of principal executive offices)

MacDermid, Incorporated
2001 Key Executive Performance Equity Plan
(Full title of plan)

Daniel H. Leever	Copies of communications to:

Chairman and Chief Executive Officer MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702-0671 (203) 575-5700 (Name, address and telephone number of agent for service)	John L. Cordani, Esq. Carmody & Torrance, LLP 50 Leavenworth Street P.O. Box 1110 Waterbury, Connecticut 06721-1110 (203) 575-4271

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share	price	registration fee

common stock, without par value	3,000,000 Shares	$16.66	$49,980,000	$12,495 (2)

(1)	This Registration Statement covers 3,000,000 shares of Common Stock which may be issued under the MacDermid, Incorporated 2001 Key Executive Performance Equity Plan (the “Plan”). In addition, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be issued under the Plan as a result of a stock dividend, stock split or other recapitalization.

(2)	Calculated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon 3,000,000 shares underlying options made under the Plan at an assumed per share exercise price of $16.185, representing the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on August 2, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     MacDermid, Incorporated (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 as filed with the Commission on June 1, 2001;

     (b)  The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2001 as filed with the Commission on June 5, 2001;

     (c)  The Registrant’s Current Report on Form 8-K as filed with the Commission on June 5, 2001;

     (d)  The Registrant’s Current Report on Form 8-K as filed with the Commission on July 16, 2001;

     (e)  The Registrant’s Current Report on Form 8-K as filed with the Commission on July 18, 2001; and

     (f)  The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-13889).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of any post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that any other subsequently-filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Connecticut Business Corporation Act, Sections 33-770 to 33-778, inclusive, and Article 9 of the Registrant’s By-laws, contain provisions authorizing indemnification by the Registrant of its directors, officers and employees against certain liabilities and expenses which they may incur as directors, officers and employees of the Registrant or of certain other corporations. Section 33-773 also provides that such indemnification may include payment by the Registrant of expenses incurred in defending a proceeding in advance of the final disposition of such proceeding, upon certain representations being made by such indemnified person as to his or her good faith belief that he or she met the relevant standard of conduct and upon agreement by the person indemnified to repay such payment if he or she shall be adjudicated not entitled to indemnification under Section 33-772, 33-774 or 33-775.

     Section 33-777 provides that the Registrant may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the Registrant, or who, while a director, officer, employee or agent of the Registrant, serves at the Registrant’s request as a director, officer, employee or agent of another entity against liability asserted against or incurred by such person in such capacity, whether or not the Registrant would have power to indemnify or advance expenses to him or her against the same liability under Sections 33-770 to 33-778 inclusive. The Registrant maintains an officer’s and director’s liability insurance policy.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the exhibit index immediately preceding the exhibits attached hereto.

Item 9. Undertakings.

     (a)  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Delaware General Corporation Law and the Registrant’s Articles of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or a controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 25th day of July 2001.

MacDermid, Incorporated

By: /s/ Daniel H. Leever Daniel H. Leever Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel H. Leever and Stephen Largan, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-8 of the Registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Daniel H. Leever Daniel H. Leever	President, Chief Executive Officer and Chairman of the Board	July 25, 2001

/s/ Stephen Largan Stephen Largan	Vice President —Finance	July 25, 2001

/s/ Gregory M. Bolingbroke Gregory M. Bolingbroke	Vice President, Treasurer and Controller	July 25, 2001

/s/ Donald G. Ogilvie Donald G. Ogilvie	Director	July 25, 2001

/s/ James C. Smith James C. Smith	Director	July 25, 2001

/s/ Joseph M. Silvestri Joseph M. Silvestri	Director	July 25, 2001

/s/ T. Quinn Spitzer, Jr. T. Quinn Spitzer, Jr.	Director	July 25, 2001

/s/ Robert L.Ecklin Robert L.Ecklin	Director	July 25, 2001

EXHIBIT INDEX

Exhibit No.	Title	Page

Exhibit 4.1	MacDermid, Incorporated 2001 Key Executive Performance Equity Plan	7

Exhibit 5	Opinion of Carmody & Torrance LLP	11

Exhibit 23.1	Consent of Carmody & Torrance LLP	Contained in Exhibit 5

Exhibit 23.2	Consent of KPMG LLP	12